Exhibit 99.2

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball To Consolidate 12-Ounce Can Capacity, Realign
North American Manufacturing Footprint To Meet
Customer Demand

Highlights
●	Ball is optimizing its North American beverage can manufacturing footprint to meet changing customer demand
●	The company’s Torrance, Calif., plant will cease production by the end of the third quarter of 2011
●	Ball expects to record a total after-tax charge of $12.4 million in 2011 related to the plant closing
●	The closing is expected to be cash flow positive upon final disposition of all assets
●	A 12-ounce can production line will be relocated from Torrance to Ball’s Whitby, Ontario, plant
●	Ball is expanding specialty can production in its Fort Worth, Texas, plant
●	These actions better align Ball’s manufacturing footprint with demand and increase operational efficiencies

BROOMFIELD, Colo., Jan. 25, 2011—Ball Corporation [NYSE: BLL] announced today several actions to decrease the company’s overall installed beverage can capacity in North America while better aligning Ball’s manufacturing footprint to meet changing customer demand.
Ball will close its Torrance, Calif., beverage can plant by the end of the third quarter of 2011, subject to customer requirements. The 45-year-old plant employs approximately 120 people and operates three lines, two that produce 12-ounce cans and one that produces 16-ounce cans. One of the 12-ounce production lines from Torrance will be relocated to Ball’s Whitby, Ontario, beverage can plant and is scheduled to start up during the second quarter of 2011.
Ball expects to record a total after-tax charge of approximately $12.4 million in 2011, primarily for employee severance and pensions and facility clean-up costs, of which $6.4 million is expected to be recorded in the first quarter of 2011. The closure is expected to be cash flow positive to Ball upon final settlement of all closure-related costs and disposition of all assets and will result in significant fixed cost savings to the company.
Ball, the largest producer of specialty beverage cans in North America, will also expand specialty beverage can production in its Fort Worth, Texas, plant. Ball supplies to its customers beverage cans in more than 20 sizes as well as other beverage can innovations. A new line in Fort Worth

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com     Page 1

will make 16- and 24-ounce specialty cans and is expected to begin production by the beginning of the third quarter of 2011.
“These actions support our strategy of growing Ball’s beverage can business while better aligning our manufacturing footprint with changing market demand and increasing operational efficiencies,” said Raymond J. Seabrook, executive vice president and chief operating officer, global packaging. “The strong demand for specialty cans, especially for beer, teas, energy drinks and other beverages, continues to drive volume for Ball. The output of the Whitby and Fort Worth lines is contracted to customers under multi-year agreements.”
Torrance employees will be provided severance and outplacement services, and will be able to apply for open positions within Ball.
Ball Corporation is a supplier of high-quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2009 sales of more than $7.3 billion including discontinued operations. For the latest Ball news and for other company information, please visit http://www.ball.com.

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com     Page 2